Exhibit 10.84

AMENDMENT NO. 2 TO THE STOCK PURCHASE AGREEMENT
This Amendment, dated as of August 23, 2017 (this “Amendment”), amends the Stock Purchase Agreement, dated as of April 14, 2017 (the “Purchase Agreement”), by and among Ashland LLC, a Kentucky limited liability company (“Parent”); Pharmachem Laboratories, Inc., a New Jersey corporation (the “Company”); the holders of Common Stock identified on Exhibit A of the Purchase Agreement (the “Company Shareholders”); Dr. David Peele (the “Atom Minority Shareholder”); and Photon SH Representative LLC, solely in its capacity as the shareholder representative thereunder (the “Shareholders’ Representative”), as amended. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement.
RECITALS
WHEREAS, the Closing occurred on May 17, 2017;
WHEREAS, there was an error in the calculation of the number of issued and outstanding shares of Common Stock held by the ESOP as of the Closing;
WHEREAS, the Shareholders’ Representative received, on behalf of the Shareholders, (i) $5,000,000 pursuant to the release of the Purchase Price Escrow Amount in accordance with Section 3.4(e)(i)(A) of the Purchase Agreement and (ii) the Adjustment Amount of $85,653 from Parent in accordance with Section 3.4(e)(i)(B) of the Purchase Agreement (collectively, the “Adjustment Distribution”);
WHEREAS, the parties hereto wish to amend the Purchase Agreement in accordance with Section 11.6 thereof to reflect the correct number of issued and outstanding shares of Common Stock held by the ESOP as of the Closing (the “Corrected Capitalization”);
WHEREAS, the parties hereto desire that the Adjustment Distribution be made in amounts that reflect each Shareholder’s Fully Diluted Pro Rata Portion as calculated based on the Corrected Capitalization; and
WHEREAS, the Company Shareholders (other than the ESOP) desire to make a payment to the ESOP to correct the amount of Closing Date Cash Consideration that should have been paid to the ESOP at Closing based on the Corrected Capitalization, which payment shall be made from the portion of the Adjustment Distribution to which such Company Shareholders would otherwise have been entitled, as set forth herein.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:
ARTICLE I --AMENDMENT
Section 1.1    Exhibit A of the Purchase Agreement is amended and restated in its entirety as set forth on Exhibit A hereto.

Section 1.2    Section 4.3(a) of the Purchase Agreement is amended and restated in its entirety as follows:
The authorized capital stock of the Company consists of 1,200 shares, of which 459.6781 shares of Common Stock are issued and outstanding.
Section 1.3    Fully Diluted Pro Rata Portion shall be calculated based on the number of shares of Common Stock held by each Company Shareholder as set forth on Exhibit A hereto. All future distributions payable by the Shareholders’ Representative to any Shareholder pursuant the Purchase Agreement (other than the Adjustment Distribution, which shall be made in accordance with Section 1.4 below) shall be made on the basis of such Fully Diluted Pro Rata Portion.
Section 1.4    The Company Shareholders hereby instruct and authorize the Shareholders’ Representative to make the Adjustment Distribution in accordance with the corrected Fully Diluted Pro Rata Portion calculated on the basis of Exhibit A hereto, as adjusted to (i) reduce the amounts otherwise payable to CMH Investment Holdings LLC, DAH 2012 Trust No. 2 U/A/D December 27, 2012 and DAH 2012 Trust No. 3 U/A/D December 27, 2012 by the respective “Correction Amount” opposite each such Company Shareholder’s name on Exhibit B hereto and (ii) increase the amount payable to the ESOP by $265,317.96. The Company Shareholders agree that such payment shall result in the correct Closing Date Cash Consideration being paid to each Company Shareholder. The amount of the Adjustment Distribution to which each Shareholder is entitled, as adjusted pursuant to this Section 1.4, is set forth opposite each Shareholder’s name as the “Net Adjustment Distribution” set forth on Exhibit B.
ARTICLE II --    MISCELLANEOUS
Section 2.1    This Amendment incorporates all terms, conditions, rights and obligations set forth in the Purchase Agreement.
Section 2.2    This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of either party hereto that would require an amendment, waiver or consent of such party except as expressly stated herein. Except as amended herein, the Purchase Agreement shall remain in full force and effect as written, is hereby reaffirmed and ratified in all respects without qualification or condition and the provisions of the Purchase Agreement shall remain unaffected, unchanged and unimpaired, and are enforceable in accordance with their respective terms. For the avoidance of doubt, the date of the Purchase Agreement shall remain unaffected and unchanged by this Amendment.
Section 2.3    This Amendment may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

Parent: Ashland LLC

By:	/s/ J. Kevin Willis
Name:	J. Kevin Willis
Title:	Senior Vice President and Chief Financial Officer

Company: Pharmachem Laboratories, Inc.

By:	/s/ Colin Macintyre
Name:	Colin Macintyre
Title:	Chief Executive Officer

Shareholders DAH 2012 Trust No. 3 U/A/D December 27, 2012

By:	/s/ Howard Tatz
Name:	Howard Tatz
Title:	Trustee

DAH 2012 Trust No. 2 U/A/D December 27, 2012

By:	/s/ Howard Tatz
Name:	Howard Tatz
Title:	Trustee

CMH Investment Holdings LLC

By:	/s/ Catherine M. Holmes
Name:	Catherine M. Holmes
Title:	Sole Voting Member and Manager

Pharmachem Laboratories, Inc. Employee Stock Ownership Trust

By:	Wilmington Trust, N.A., not in its corporate or individual capacity, but solely in its capacity as Trustee of the Pharmachem Laboratories, Inc. Employee Stock Ownership Trust
By:	/s/ Jason L. Johnson
Name:	Jason L. Johnson, Vice President
Title:	Wilmington Trust, N.A.

Atom Minority Shareholder

By:	/s/ David M. Peele
Dr. David M. Peele

Shareholder’s Representative: Photon SH Representative LLC, solely in its capacity as the Shareholders’ Representative

By:	/s/ Howard P. Tatz
Name:	Howard P. Tatz
Title:	Manager

Company Shareholder	Shares of Common Stock
CMH Investment Holdings LLC	246.2
DAH 2012 Trust No. 2 U/A/D December 27, 2012	28.1
DAH 2012 Trust No. 3 U/A/D December 27, 2012	28.1
Pharmachem Laboratories, Inc. Employee Stock Ownership Trust	157.2781

Exhibit B

	Shares of Common Stock (as per Purchase Agreement, as amended by Amendment No. 1, dated May 16, 2017)	Corrected Number of Shares of Common Stock (per Exhibit A hereto)	Correction Amount	Net Adjustment Distribution
CMH Investment Holdings LLC	246.2	246.2	($216,009.520)	$2,325,703.59
DAH 2012 Trust No. 2 U/A/D December 27, 2012	28.1	28.1	($24,654.220)	$265,443.83
DAH 2012 Trust No. 3 U/A/D December 27, 2012	28.1	28.1	($24,654.220)	$265,443.83
Pharmachem Laboratories, Inc. Employee Stock Ownership Trust	156.9646	157.2781	$265,317.96	$1,889,021.47
Dr. David Peele	n/a	n/a	$0	REDACTED